Exhibit 10.3

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

SECURITIES AND EXCHANGE COMMISSION

Plaintiff,

v.

UNIVERSAL CORPORATION

Defendant.

CONSENT OF DEFENDANT UNIVERSAL CORPORATION

1.           Defendant Universal Corporation (“Defendant”) waives service of a summons and the complaint in this action, enters a general appearance, and admits the Court’s jurisdiction over Defendant and over the subject matter of this action.
2.           Without admitting or denying the allegations of the complaint (except as to personal and subject matter jurisdiction, which Defendant admits), Defendant hereby consents to the entry of the final Judgment in the form attached hereto (the “Final Judgment”) and incorporated by reference herein, which, among other things:
(a)           Permanently restrains and enjoins Defendant from violation of Sections 30A, 13(b)(2)(A) and 13(b)(2)(B) of the Securities Exchange Act of 1934 (“Exchange Act”) [15 U.S.C. §§ 78dd-1, 78m(b)(2)(A), and 78m(b)(2)(B)];
(b)           Orders Defendant to pay disgorgement in the amount of $3,125,905, plus prejudgment interest thereon in the amount of $1,455,371.51; and
(c)           Orders Defendant, within 60 calendar days of the entry of the Final

Judgment, to engage an independent compliance monitor (the “Monitor”) not unacceptable to the staff of the Securities and Exchange Commission for a period of three (3) years from the date of engagement to review and evaluate Defendant’s internal controls, recordkeeping, and financial reporting policies as they relate to Defendant’s current and ongoing compliance with Sections 30A, 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act [15 U.S.C. §§ 78dd-1, 78m(b)(2)(A), and 78m(b)(2)(B)] and to adopt the Monitor’s recommendations.
3.    Defendant waives the entry of findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure.
4.    Defendant waives the right, if any, to a jury trial and to appeal from the entry of the Final Judgment.
5.    Defendant enters into this Consent voluntarily and represents that no threats, offers, promises, or inducements of any kind have been made by the Commission or any member, officer, employee, agent, or representative of the Commission to induce Defendant to enter into this Consent.
6.    Defendant agrees that this Consent shall be incorporated into the Final Judgment with the same force and effect as if fully set forth therein.
7.    Defendant will not oppose the enforcement of the Final Judgment on the ground, if any exists, that it fails to comply with Rule 65(d) of the Federal Rules of Civil Procedure, and hereby waives any objection based thereon.
8.    Defendant waives service of the Final Judgment and agrees that entry of the Final Judgment by the Court and filing with the Clerk of the Court will constitute notice to Defendant of its terms and conditions.  Defendant further agrees to provide counsel for the Commission,

2

within thirty days after the Final Judgment is filed with the Clerk of the Court, with an affidavit or declaration stating that Defendant has received and read a copy of the Final Judgment.
9.           Consistent with 17 C.F.R. § 202.5(f), this Consent resolves only the claims asserted against Defendant in this civil proceeding.  Defendant acknowledges that no promise or representation has been made by the Commission or any member, officer, employee, agent, or representative of the Commission with regard to any criminal liability that may have arisen or may arise from the facts underlying this action or immunity from any such criminal liability.  Defendant waives any claim of Double Jeopardy based upon the settlement of this proceeding, including the imposition of any remedy or civil penalty herein.  Defendant further acknowledges that the Court's entry of a permanent injunction may have collateral consequences under federal or state law and the rules and regulations of self-regulatory organizations, licensing boards, and other regulatory organizations.  Such collateral consequences include, but are not limited to, a statutory disqualification with respect to membership or participation in, or association with a member of, a self-regulatory organization.  This statutory disqualification has consequences that are separate from any sanction imposed in an administrative proceeding.  In addition, in any disciplinary proceeding before the Commission based on the entry of the injunction in this action, Defendant understands that it shall not be permitted to contest the factual allegations of the complaint in this action.
10.           Defendant understands and agrees to comply with the Commission's policy “not to permit a defendant or respondent to consent to a judgment or order that imposes a sanction while denying the allegation in the complaint or order for proceedings.”  17 C.F.R. §202.5.  In compliance with this policy, Defendant agrees: (i) not to take any action or to make or permit to be made any public statement denying, directly or indirectly, any allegation in the complaint or

3

creating the impression that the complaint is without factual basis; and (ii) that upon the filing of this Consent, Defendant hereby withdraws any papers filed in this action to the extent that they deny any allegation in the complaint.  If Defendant breaches this agreement, the Commission may petition the Court to vacate the Final Judgment and restore this action to its active docket.  Nothing in this paragraph affects Defendant’s: (i) testimonial obligations; or (ii) right to take legal or factual positions in litigation or other legal proceedings in which the Commission is not a party.
11.           Defendant hereby waives any rights under the Equal Access to Justice Act, the Small Business Regulatory Enforcement Fairness Act of 1996, or any other provision of law to seek from the United States, or any agency, or any official of the United States acting in his or her official capacity, directly or indirectly, reimbursement of attorney’s fees or other fees, expenses, or costs expended by Defendant to defend against this action.  For these purposes, Defendant agrees that Defendant is not the prevailing party in this action since the parties have reached a good faith settlement.
12.           Defendant agrees that the Commission may present the Final Judgment to the Court for signature and entry without further notice.
13.           Defendant agrees that this Court shall retain jurisdiction over this matter for the purpose of enforcing the terms of the Final Judgment.

Universal Corporation

Dated: July 19, 2010	By:	/s/ Preston D. Wigner
Preston D. Wigner, Vice President,
General Counsel, Secretary & Chief Compliance Officer
9201 Forest Hill Avenue
Richmond, VA 23235

4

On July 19, 2010, Preston D. Wigner, a person known to me, personally appeared before me and acknowledged executing the foregoing Consent with full authority to do so on behalf of Universal Corporation as its General Counsel.

/s/ Terry L. Marks
Notary Public
Commission expires: October 31, 2011
[Notary Seal]

Approved as to form:

/s/ Patrick R. Hanes
Patrick R. Hanes, Esq.
Williams Mullen
200 South 10th Street, Suite 1600
Richmond, Virginia 23219
Counsel for Defendant

5

UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF COLUMBIA

SECURITIES AND EXCHANGE COMMISSION

Plaintiff,

v.

UNIVERSAL CORPORATION

Defendant.

FINAL JUDGMENT AS TO DEFENDANT UNIVERSAL CORPORATION

The Securities and Exchange Commission having filed a Complaint and Defendant Universal Corporation having entered a general appearance; consented to the Court’s jurisdiction over Defendant and the subject matter of this action; consented to entry of this Final Judgment without admitting or denying the allegations of the Complaint (except as to jurisdiction); waived findings of fact and conclusions of law; and waived any right to appeal from this Final Judgment:
I.
IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all persons in active concert or participation with them who receive actual notice of this Final Judgment by personal service or otherwise are permanently restrained and enjoined from violating, directly or indirectly, Section 30A of the Securities Exchange Act of 1934 (“Exchange Act”) [15 U.S.C. § 78dd-1], by acting on behalf of any issuer which has a class of securities registered pursuant to Section 12 of the Exchange Act or which is required to file reports under Section 15(d) of the Exchange Act and making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to:
(1)           any foreign official for purposes of:
(A)(i) influencing any act or decision of such foreign official in his official capacity, (ii) inducing such foreign official to do or omit to do any act in violation of the lawful duty of such official, or (iii) securing any improper advantage; or
(B) inducing such foreign official to use his influence with a foreign government or  instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist such issuer in obtaining or retaining business for or with, or directing business to, any person;
(2)           any foreign political party or official thereof or any candidate for foreign political office for purpose of:
(A)(i) influencing any act or decision of such party, official, or candidate in its or in his official capacity, (ii) inducing such party, official, or candidate to do or omit to do any act in violation of the lawful duty of such party, official, or candidate, or (iii) securing any improper advantage; or
(B) inducing such party, official, or candidate to use its or his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist any issuer in obtaining or retaining business for or with, or directing business to, any person; or
(3)           any person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official, to any foreign political party or official thereof, or to any candidate for foreign political office for purposes of:
(A)(i) influencing any act or decision of such foreign official, political party, party official, or candidate in his or its official capacity, (ii) inducing such foreign official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such foreign official, political party, party official, or candidate, or (iii) securing any improper advantage; or
(B) inducing such foreign official, political party, party official, or candidate to use his or its influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist any issuer in obtaining or retaining business for or with, or directing business to, any person.
II.
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant and Defendant’s agents, servants, employees, attorneys, and all those persons in active concert and participation with them who receive actual notice of this Judgment by personal service or otherwise, and each of them, be and they hereby are permanently restrained and enjoined from violating Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act [15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(2)(B)] by:
(1)	failing to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; or

(2)
failing to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary (a) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (b) to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

III.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant engage an independent compliance monitor (“Monitor”) not unacceptable to the staff of the Securities and Exchange Commission (“SEC”) within sixty (60) calendar days of the entry of the Final Judgment.  Defendant shall engage the Monitor for a period of three (3) years from the date of engagement.  Defendant agrees that, in the event that the SEC determines, in its sole discretion, that Defendant has knowingly violated any provision of the Consent attached hereto and incorporated by reference herein (the “Consent”) or the Final Judgment, an extension or extensions of the Monitor’s term may be imposed by the SEC, in its sole discretion, for up to a total additional time period of one (1) year.  The Monitor shall review and evaluate, in the manner set forth in the paragraphs below, Defendant’s internal controls, recordkeeping, and financial reporting policies as they relate to Defendant’s current and ongoing compliance with the books and records, internal accounting controls, and anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq. (the “FCPA”), codified at Sections 30A, 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act [15 U.S.C. §§ 78dd-1, 78m(b)(2)(A), and 78m(b)(2)(B) and to make recommendations.  This review and evaluation shall include an assessment of the policies and procedures as actually implemented.  Defendant shall exclusively bear all costs, including compensation and expenses, associated with the retention of the Monitor.  Within thirty (30) calendar days after entry of the Final Judgment, and after consultation with the SEC, Defendant shall recommend to the SEC three qualified candidates to serve as the Monitor.
The Monitor candidates shall have, at a minimum, the following qualifications:  demonstrated expertise with respect to the FCPA, including experience counseling on FCPA issues; experience designing and/or reviewing corporate compliance policies, procedures, and internal controls, including FCPA-specific policies, procedures and internal controls; ability to access and deploy resources as necessary to discharge the Monitor’s duties as described herein; and independence from Defendant to ensure effective and impartial performance of the Monitor’s duties as described herein.
Defendant shall require the Monitor to enter into an agreement with Defendant providing that, for the period of the three (3) year engagement and for a period of two (2) years from completion of the engagement, the Monitor shall not enter into any additional employment, consultant, attorney-client, auditing, or other professional relationship with Defendant or any of its affiliates, directors, officers, employees, or agents acting in their capacity as such.  The agreement shall also provide that the Monitor will require any firm with which the Monitor is affiliated or of which the Monitor is a member, and any person the Monitor engages to assist in the performance of the Monitor’s duties under the Consent and Final Judgment shall not, without prior written consent of the SEC, enter into any employment, consultant, agency, attorney-client, auditing, or other professional relationship with Defendant or any of Defendant’s affiliates, directors, officers, or employees, or agents acting in their capacity as such for the period of the engagement and for a period of two (2) years after the engagement.  To ensure the independence of the Monitor, Defendant shall not have the authority to terminate the Monitor without the prior written approval of the SEC.
The retention agreement between Defendant and the Monitor shall reference the Final Judgment and include the Final Judgment as an attachment so the Monitor is fully apprised of the Monitor’s duties and/or responsibilities.
Defendant shall cooperate fully with the Monitor and the Monitor shall have the authority to take such reasonable steps as, in the Monitor’s view, may be necessary to be fully informed about Defendant’s compliance program within the scope of the Monitor’s duties and/or responsibilities under the Final Judgment.  To that end, the Defendant shall provide the Monitor with access to all information, documents, records, facilities, and/or employees, as requested by the Monitor, that fall within the scope of the duties and/or responsibilities of the Monitor under the Final Judgment.  In the event that Defendant, or any entity or person working directly or indirectly for Defendant, refuses to provide information necessary for the performance of the Monitor’s responsibilities, the Monitor shall promptly disclose that fact to the SEC.  Defendant shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason.  In the event that Defendant seeks to withhold from the Monitor access to information, documents, records, facilities, and/or employees of Defendant on grounds that the information, documents, records, facilities and/or employees are protected by the attorney-client privilege or the attorney work product doctrine, Defendant shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the Monitor.  If the matter cannot be resolved, the Defendant shall promptly provide written notice of the documents or information over which protection or privilege is claimed to the Monitor and the SEC.  Such notice shall include a general description of the nature of the information, documents, records, facilities, and/or employees that are being withheld, as well as the basis for the claim.
Defendant and Monitor shall agree that the Monitor is an independent third-party and not an employee or agent of the Defendant.  In addition, Defendant and Monitor agree that no attorney-client relationship shall be formed between Defendant and the Monitor.
The Monitor shall assess whether Defendant’s existing policies, procedures, and internal controls are reasonably designed to detect and prevent violations of the FCPA; assess, monitor, and evaluate Defendant’s compliance with the terms of the Final Judgment; oversee Defendant’s implementation of, and adherence to, all existing, modified, or new policies, procedures, or internal controls relating to FCPA compliance; and ensure that the policies, procedures, or internal controls relating to FCPA compliance are appropriately designed to accomplish their goals.
During the three (3) year term, the Monitor shall conduct an initial review and prepare an initial report, followed by two (2) follow-up reviews and reports, as described below:

With respect to each of the three (3) reviews, after consultation with Defendant and the SEC, the Monitor shall prepare a written work plan for each review that shall be submitted in advance to Defendant and the SEC for comment before commencing each review.  The Defendant’s comments shall be provided to the Monitor no more than thirty (30) calendar days after receipt of the written work plan.  In order to conduct an effective initial review and to understand fully any existing deficiencies in policies, procedures, and internal controls related to the FCPA, the Monitor’s initial work plan shall include such steps as are reasonably necessary to develop an understanding of the facts and circumstances surrounding any violations that may have occurred and to assess the effectiveness of Defendant’s existing policies, procedures, and internal controls that were designed to detect, deter, and prevent violations of the FCPA.  Any dispute between Defendant and the Monitor with respect to the work plan shall be decided by the SEC in its sole discretion.
In connection with the initial review, the Monitor shall issue a written report within one hundred twenty (120) calendar days of the engagement of the Monitor, setting forth the Monitor’s assessment and making recommendations reasonably designed to improve the policies and procedures of Defendant for ensuring compliance with the FCPA.  The Monitor shall provide the report to Defendant’s Board of Directors and contemporaneously transmit copies to Charles E. Cain, Assistant Director, Division of Enforcement, U.S. Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549.  The Monitor may extend the time period for issuance of the report with prior written approval of the SEC.
Within one-hundred twenty (120) calendar days after receiving the Monitor’s report, Defendant shall adopt the recommendations set forth in the report; provided, however, that within sixty (60) calendar days after receiving the report, Defendant shall advise the Monitor and the SEC in writing of any recommendations that Defendant considers unduly burdensome, impractical, costly, or otherwise inadvisable.  With respect to any recommendation that Defendant considers unduly burdensome, impractical, costly, or otherwise inadvisable, Defendant shall propose in writing an alternative policy, procedure, or system designed to achieve the same objective or purpose.  Defendant shall explain why the objective or purpose of such recommendation is unduly burdensome, impractical, costly, or otherwise inadvisable.  As to any recommendation on which Defendant and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five (45) calendar days after Defendant serves the written proposal.  In the event the Defendant and the Monitor are unable to agree on an alternative proposal, the Defendant shall promptly consult with the SEC.  The SEC may make a determination as to whether Defendant shall adopt the Monitor’s recommendation or an alternative proposal, and Defendant shall abide by the SEC’s determination.  Pending such determination, Defendant shall not be required to implement any contested recommendation(s).  With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred and twenty (120) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the SEC.
The Monitor shall undertake two (2) follow-up reviews to further monitor and assess whether the policies and procedures of Defendant are reasonably designed to detect, deter, and prevent violations of the FCPA.
Within sixty (60) calendar days of initiating each follow-up review, the Monitor shall: (A) complete the review; (B) certify whether the anti-bribery compliance program of the

Defendant, including the policies and procedures, is appropriately designed and implemented to ensure compliance with the FCPA; and (C) report on the Monitor’s findings in the same fashion as with respect to the initial review.
The first follow-up review and report shall be completed by one (1) year after the initial review.  The second follow-up review and report shall be completed by one (1) year after the completion of the first follow-up review.
The Monitor may extend the time period for submission of the follow-up reports with prior written approval of the SEC.
The Defendant shall adopt the recommendations set forth in the follow-up reports not inconsistent with the terms of the Final Judgment and no later than sixty (60) days from the receipt of the follow-up reports.
In undertaking the assessments and reviews described above, the Monitor shall formulate conclusions based on, among other things:  (a) inspection of relevant documents, including the policies and procedures relating to Defendant’s FCPA and anti-corruption compliance program;  (b) onsite observations of Defendant’s systems and procedures, including Defendant’s policies, record-keeping and internal audit procedures, and internal controls; (c) meetings with, and interviews of, relevant employees, officers, directors, and other persons at mutually convenient times and places; and (d) analyses, studies, and testing of Defendant’s FCPA and anti-corruption compliance program.
Should the Monitor, during the course of the Monitor’s engagement, discover credible evidence that questionable or corrupt payments or questionable or corrupt transfers of property or other interests may have been offered, promised, paid, or authorized by any company, entity, person, or Defendant, or any entity or person working directly or indirectly for Defendant, or that any books, records, or accounts have been falsified, or that Defendant has failed to devise and maintain a system of internal accounting controls, the Monitor shall promptly report such conduct to Defendant’s General Counsel, to Defendant’s Audit Committee, to Defendant’s Compliance Committee and to Defendant’s outside counsel, and to the SEC, unless the Monitor believes, in the exercise of the Monitor’s discretion, that such disclosure should only be made directly to the SEC.  The Monitor shall report any other violations of the federal securities laws discovered in the course of performing the Monitor’s duties in the same manner as described above.

IV.

IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that Defendant is liable for disgorgement of $3,125,905, representing profits gained as a result of the conduct alleged in the Complaint, together with prejudgment interest thereon in the amount of $1,455,371.51.  Defendant shall satisfy this obligation by paying $4,581,276.51 within 14 days after entry of this Final Judgment by wire transfer, certified check, bank cashier’s check, or United States postal money order payable to the Securities and Exchange Commission.  Payment by certified check, bank cashier’s check, or United States postal money order shall be delivered or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Mail Stop 0-3, Alexandria, Virginia 22312, and shall be accompanied by a letter identifying Universal Corporation as a defendant in this action; setting forth the title and civil action number of this action and the name of this Court; and specifying that payment is made pursuant to this Final Judgment.  Defendant shall simultaneously transmit evidence of payment to the Commission’s counsel in this action, Erica Y. Williams, Assistant Chief Litigation Counsel, Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549.  Defendant shall pay post-judgment interest on any delinquent amounts pursuant to 28 USC § 1961.  The Commission shall remit the funds paid pursuant to this paragraph to the United States Treasury.
V.
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that the Consent is incorporated herein with the same force and effect as if fully set forth herein, and that Defendant shall comply with all of the undertakings and agreements set forth therein.
VI.
IT IS FURTHER ORDERED, ADJUDGED, AND DECREED that this Court shall retain jurisdiction of this matter for the purposes of enforcing the terms of this Final Judgment.

Dated: _______, 2010

UNITED STATES DISTRICT JUDGE